Certified Copy

I certify the attached is a true and correct copy of the Articles of Incorporation of VET ONLINE SUPPLY INC., a Florida corporation, filed electronically on June 06, 2014 effective May 31, 2014, as shown by the records of this office.

I further certify that this is an electronically transmitted certificate authorized by section 15.16, Florida Statutes, and authenticated by the code noted below.

The document number of this corporation is P14000049791.

Authentication Code: 140610164558-300260806293#1

Given under my hand and the
Great Seal of the State of Florida
at Tallahassee, the Capital, this the
Tenth day of June, 2014

Electronic Articles of Incorporation For

P14000049791
FILED
June 06, 2014
Sec. Of State
msolomon

VET ONLINE SUPPLY INC.

The undersigned incorporator, for the purpose of forming a Florida profit corporation, hereby adopts the following Articles of Incorporation:

Article I

The name of the corporation is:

VET ONLINE SUPPLY INC.

Article II

The principal place of business address:

2222 SAN SIMEON CREEK ROAD
CAMBRIA, CA. 93428

The mailing address of the corporation is:

2222 SAN SIMEON CREEK ROAD
CAMBRIA, CA. 93428

Article III

The purpose for which this corporation is organized is:

ANY AND ALL LAWFUL BUSINESS.

Article IV

The number of shares the corporation is authorized to issue is:

100,000,000

Article V

The name and Florida street address of the registered agent is:

WILLIAM R EILERS
169 NE 43RD ST.
MIAMI, FL. 33137

I certify that I am familiar with and accept the responsibilities of registered agent.

Registered Agent Signature: WILLIAM R. EILERS